EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, the 1999 Employee Stock Purchase Plan and the 1999 Non-Employee Directors’ Stock Option Plan, and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Caliper Life Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 7, 2004